Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-130585) and related Prospectus of The TriZetto Group, Inc. for the registration of $100,000,000 of The TriZetto Group, Inc. 2.75% Convertible Senior Notes due 2025 and 5,305,040 shares of The TriZetto Group, Inc. Common Stock issuable upon conversion of the Notes and to the incorporation by reference therein of our reports dated February 15, 2006, with respect to the consolidated financial statements and schedule of The TriZetto Group, Inc., The TriZetto Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The TriZetto Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California
March 21, 2006